UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 11, 2018 (December 5, 2018)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant's Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On December 5, 2018, Brookdale Senior Living Inc. (the "Company") entered into a Fifth Amended and Restated Credit Agreement with Capital One, National Association, as administrative agent, lender and swingline lender and the other lenders from time to time parties thereto (the “Amended Agreement”). The Amended Agreement amends and restates in its entirety the Company's Fourth Amended and Restated Credit Agreement dated as of December 19, 2014 (the “Original Agreement”).

The Amended Agreement provides commitments for a $250 million revolving credit facility with a $60 million sublimit for letters of credit and a $50 million swingline feature. The Company has a one-time right under the Amended Agreement to increase commitments on the revolving credit facility by an additional $100 million, subject to obtaining commitments for the amount of such increase from acceptable lenders. The Amended Agreement provides the Company a one-time right to reduce the amount of the revolving credit commitments, and the Company may terminate the revolving credit facility at any time, in each case without payment of a premium or penalty.

The Amended Agreement extends the maturity date of the Original Agreement from January 3, 2020 to January 3, 2024 and decreases the interest rate payable on drawn amounts. Amounts drawn under the facility will continue to bear interest at 90-day LIBOR plus an applicable margin; however, the Amended Agreement reduces the applicable margin from a range of 2.50% to 3.50% to a range of 2.25% to 3.25%. The applicable margin varies based on the percentage of the total commitment drawn, with a 2.25% margin at utilization equal to or lower than 35%, a 2.75% margin at utilization greater than 35% but less than or equal to 50%, and a 3.25% margin at utilization greater than 50%.

A quarterly commitment fee continues to be payable on the unused portion of the facility at 0.25% per annum when the outstanding amount of obligations (including revolving credit and swingline loans and letter of credit obligations) is greater than or equal to 50% of the revolving credit commitment amount or 0.35% per annum when such outstanding amount is less than 50% of the revolving credit commitment amount.

The credit facility will continue to be secured by first priority mortgages on certain of the Company's communities. In addition, the Amended Agreement permits the Company to pledge the equity interests in subsidiaries that own other communities and grant negative pledges in connection therewith (rather than mortgaging such communities), provided that not more than 10% of the borrowing base may result from communities subject to negative pledges. Availability under the revolving credit will vary from time to time based on borrowing base calculations related to the appraised value and performance of the communities securing the credit facility and the Company’s consolidated fixed charge coverage ratio.

The Amended Agreement contains typical affirmative and negative covenants, including financial covenants with respect to minimum consolidated fixed charge coverage and minimum consolidated tangible net worth. Amounts drawn on the credit facility may be used for general corporate purposes.

The foregoing summary of certain provisions of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amended Agreement as set forth in Item 1.01 of this report is incorporated herein by reference.

Section 7 - Regulation FD

Item 7.01     Regulation FD Disclosure.

On December 11, 2018, the Company issued a press release announcing that the Company had entered into the Amended Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety. The information furnished pursuant to this item (including Exhibit 99.1 hereto) shall not be considered "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth by specific reference in such filing that such information is to be considered "filed" or incorporated by reference therein.

Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

10.1
Fifth Amended and Restated Credit Agreement dated as of December 5, 2018, among certain subsidiaries of the Company, Capital One, National Association, as administrative agent, lender and swingline lender, and the other lenders from time to time parties thereto.

99.1	Press Release dated December 11, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	December 11, 2018	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Executive Vice President, General Counsel and Secretary

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